SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 5, 2010

Date of Report

May 3, 2010

(Date of earliest event reported)

HOTGATE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-129388	71-098116
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Room 1602, Aitken Vanson Centre, 61 Hoi Yuen Rd., Kwun Tong, Hong Kong

(Address of principal executive offices, including zip code)

(852)2270-0688

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 3, 2010, Mr. Chuan Beng Wei submitted his resignation as the Chief Executive Officer of the Company.  Mr. Wei will remain as a Director.

On that same day, Ms. Sah Yan Suan was appointed to serve as Chief Executive Officer and will remain as the Chief Financial Officer.

Sah Yan Suan, age 34, is now the Chief Executive Officer and Chief Financial Officer of the Company.  Ms. Yan Suan Sah, age 34, is a registered Chartered Accountant with Malaysian Institute of Accountants, and also an associate member of Chartered Institute of Management Accountants UK.  She brings with her over 10 years of work experience in finance, accounting and internal control.  Upon graduation from her Bachelor studies at Otago University in New Zealand, she began her career as an audit assistant in a Chartered Accounting firm in Malaysia.  In 1999, she joined TNT Logistics as an Accounts Executive.   In 2000, she worked at APIIT College as a Business Analyst, responsible for business analysis and internal control.   During her employment with APIIT, she obtained her Post Graduate Certificate in IT from Staffordshire University, UK in 2002.  In 2003, she joined Success Forte Sdn Bhd, a local business consulting firm, as a Business Consultant in the areas of accounting, tax, research and corporate finance.   In 2007, she worked with DSC Systems Sdn Bhd as the Group Finance Manager, responsible for the overall finance and administration of the group.  From 2008 until September 2009, Ms Sah was the Group Finance Manger of Redtone Telecommunications Sdn Bhd, responsible for the overall accounting and financial management of Redtone group. Since September 2009, Ms. Sah has been appointed to be the Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2010

Hotgate Technology, Inc.

By:	/s/ Yan Suan Sah
Yan Suan Sah
CEO and CFO